Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 33-22581 (as amended), 33-36303 and 33-63554) on Form S-8 of our report dated June 20, 2012, appearing in the annual report on Form 11-K of the USG Corporation Investment Plan as of December 31, 2011 and for the year then ended.

/s/ Plante & Moran PLLC

Elgin, Illinois

June 20, 2012